EXHIBIT 99.1
FIDELITY SOUTHERN CORPORATION
PRINCIPAL EXECUTIVE OFFICER’S CERTIFICATE
Provided Pursuant to 31 CFR 30.15
     This Certificate is provided pursuant to 31 CFR 30.15 in relation to the participation of Fidelity Southern Corporation (the “Company”) in the Capital Purchase Program (“CPP”) of the U.S. Department of the Treasury (the “Treasury”) pursuant to the Letter Agreement of the Company with the Treasury dated as of December 19, 2008. Under the CPP, the Treasury purchased 48,200 shares of the Company’s Preferred Stock, along with a common stock warrant (collectively, the “Securities”). This Certificate is provided to the Company for inclusion as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.
     I, James B. Miller, Jr., Chairman and Chief Executive Officer of the Company, certify, based on my knowledge, that:
     (i) The compensation committee of the Company has discussed, reviewed, and evaluated with the Chief Risk Officer at least every six months during the period beginning on September 14, 2009 and ending with the last day of the TARP recipient’s fiscal year containing that date (the applicable period), the senior executive officer (“SEO”) compensation plans and the employee compensation plans and the risks these plans pose to the Company;
     (ii) The compensation committee of the Company has identified and limited during the applicable period any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of the Company, and during that same applicable period has identified any features of the employee compensation plans that pose risks to the Company and has limited those features to ensure that the Company is not unnecessarily exposed to risks;
     (iii) The compensation committee has reviewed, at least every six months during the applicable period, the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of the Company to enhance the compensation of an employee, and has limited any such features;
     (iv) The compensation committee of the Company will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;
     (v) The compensation committee of the Company will provide a narrative description of how it limited during any part of the most recently completed fiscal year that included a TARP period the features in
(A)	SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of the Company;

(B)	employee compensation plans that unnecessarily expose the Company to risks; and

(C)	employee compensation plans that could encourage the manipulation of reported earnings of the Company to enhance the compensation of an employee;
     (vi) The Company has required that bonus payments, as defined in the regulations and guidance established under section 111 of EESA (bonus payments), of the SEOs and twenty next most highly compensated employees be subject to a recovery or “clawback” provision during any part of the most recently completed fiscal year that was a TARP period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;
     (vii) The Company has prohibited any golden parachute payment, as defined in the regulations and guidance established under Section 111 of EESA, to an SEO or any of the next five most highly compensated employees during the period beginning June 15, 2009 and ending with the last day of the TARP recipient’s fiscal year containing that date;
     (viii) The Company has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during the period beginning on June 15, 2009 and ending with the last day of the TARP recipient’s fiscal year containing that date;
     (ix) The board of directors of the Company established an excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA, by September 14, 2009; this policy was provided to Treasury and its primary regulatory agency; the Company and its employees have complied with this policy during the applicable period; and any expenses that, pursuant to this policy, required approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility were properly approved;
     (x) The Company will permit a non-binding shareholder resolution in compliance with any applicable federal securities rules and regulations on the disclosures provided under the federal securities laws related to SEO compensation paid or accrued during the period beginning on June 15, 2009 and ending with the last day of the TARP recipient’s fiscal year containing that date;
     (xi) The Company will disclose the amount, nature, and justification for the offering during the period beginning on June 15, 2009 and ending with the last day of the TARP recipient’s fiscal year containing that date of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus payment limitations identified in paragraph (viii);
     (xii) The Company will disclose whether the Company, the board of directors of the Company, or the compensation committee of the Company has engaged during the period beginning on June 15, 2009 and ending with the last day of the TARP recipient’s fiscal year containing that date, a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;
     (xiii) The Company has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during the period beginning on June 15, 2009 and ending with the last day of the TARP recipient’s fiscal year containing that date;
     (xiv) The Company has substantially complied with all other requirements related to employee compensation that are provided in the agreement between the Company and Treasury, including any amendments;
     (xv) The Company has submitted to Treasury a complete and accurate list of the SEOs and the twenty next most highly compensated employees for the current fiscal year and the most recently completed fiscal year, with the non-SEOs ranked in descending order of level of annual compensation, and with the name, title, and employer of each SEO and most highly compensated employee identified; and
     (xvi) I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both. (See, for example, 18 U.S.C. 1001.)
Date: March 10, 2010.

/s/ James B. Miller, Jr.
James B. Miller, Jr.,
Chairman and Chief Executive Officer